EXHIBIT 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

VAUGHAN HOLDING COMPANY, LLC

EXCO OPERATING COMPANY, LP

and

BG US GATHERING COMPANY, LLC

EXECUTED ON August 5, 2009

EFFECTIVE DATE: January 1, 2009

i

v

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I	—	Definitions
Exhibits

Exhibit A-1	—	Systems
Exhibit A-2	—	Rights-of-Way
Exhibit B	—	Form of Assignment (Limited Partner Interests)
Exhibit C	—	Form of Limited Liability Company Agreement
Exhibit D	—	Assignment of Downstream Transportation Contracts
Exhibit E	—	Form of BG Guaranty
Schedules

Schedule 3.2(a)(ii)	—	Pre Effective Time Expenditures
Schedule 4.3	—	No-Conflicts
Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.8, Part 2	—	Certain Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Rights
Schedule 4.12	—	Imbalances
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Environmental
Schedule 4.15	—	Asset Taxes
Schedule 4.17	—	Abandonment Obligations
Schedule 4.18	—	Partnerships
Schedule 4.21	—	Material Adverse Change
Schedule 4.24	—	Balance Sheets
Schedule 4.26	—	Loans and Guarantees
Schedule 4.27	—	Bank Accounts and Powers of Attorney
Schedule 6.1	—	Conduct of Business

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 5th day of August, 2009, among EXCO OPERATING COMPANY, LP, a Delaware limited partnership (“EOC”), VAUGHAN HOLDING COMPANY, LLC, a Texas limited liability company (“Vaughan” and collectively, with EOC, “EXCO”) and BG US GATHERING COMPANY, LLC, a Delaware limited liability company (“BG”). EXCO and BG may be referred to collectively as the “Parties” or individually as a “Party”.

Recitals

Affiliates of BG and EOC and Affiliates of EOC have entered into an arrangement for the joint exploration, development and operation of certain oil and gas properties located in the East Texas/North Louisiana Area under which an Affiliate of BG will acquire an undivided fifty percent (50%) interest in and to EOC’s and its Affiliate’s right, title and interest in such properties.

In connection with such transactions, BG has exercised its option to participate in the ownership and operation of midstream assets owned by certain Affiliates of EXCO, being TGG Pipeline, Ltd., a Texas limited partnership (“TGG”) and Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco” and together with TGG, the “Midstream Companies”).

EOC owns the limited partner interests in each of the Midstream Companies and Vaughan owns the general partner interests in each of the Midstream Companies.

Vaughan has formed TGGT GP Holding, LLC, a Delaware limited liability company (“GP Holding”) and, prior to Closing, Vaughan intends to transfer the general partner interests in each of TGG and Talco to GP Holding. Immediately thereafter, Vaughan further intends to transfer the membership interests in GP Holding to EOC.

EOC has formed TGGT Holdings, LLC, a Delaware limited liability company (the “Company”) and at Closing EOC desires to contribute the membership interests of GP Holding and the limited partner interests in each of TGG and Talco to the Company on the terms and conditions hereinafter set forth.

BG desires to contribute a specified amount of cash to the Company on the terms and conditions hereinafter set forth and the Company desires to issue to BG a fifty percent (50%) membership interest in the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EXCO and BG agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

ARTICLE 2

CONTRIBUTIONS AND ASSETS

2.1 Contributions. On the terms and conditions contained in this Agreement, as of the Closing:

(a) EOC shall transfer and assign the Limited Partner Interests and the GP Holding Equity Interest to the Company (collectively the “Contributed Interests”);

(b) BG shall contribute to the Company an amount equal to $249,000,000 to be paid in cash by BG to the Company (the “Closing Cash Contribution”), as adjusted pursuant to this Agreement, payable in United States currency by wire transfer in same day funds as and when provided in this Agreement; and

(c) in consideration of the Closing Cash Contribution, the Company shall issue to BG a fifty percent (50%) membership interest in the Company leaving EOC with a fifty percent (50%) membership interest in the Company.

2.2 Subject Assets. “Subject Assets” means the interests described below in and to the following assets and properties (less and except (i) the Excluded Assets and (ii) any other assets excluded pursuant to the terms of Sections 11.4(b) or 12.1(b)(ii)):

(a) the gas gathering and pipeline systems and related facilities described on Exhibit A-1 (the “Systems”);

(b) all right, title and interest of the Midstream Companies in and to all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Systems and located at and downstream of the outlet flange of the relevant custody transfer meter, including, without limitation, pipelines, tubing, pumps, valves, meters, motors, fixtures, machinery, compression equipment, scrubbers, dehydration units, tanks, traps, cathodic protection units, SCADA and similar control equipment, processing and separation facilities, structures, materials, and other items used or held for use in the operation thereof (the “Personal Property”);

(c) all surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights described in Exhibit A-2 and all right, title and interest of the Midstream Companies in and to all other surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights appurtenant to, and primarily used or held for use in connection with, the Systems (such properties, the “Rights-of-Way”);

(d) all right, title and interest of the Midstream Companies in and to all permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority relating to the Systems;

(e) all right, title and interest of the Midstream Companies in and to all Applicable Contracts;

(f) all right, title and interest of the Midstream Companies in and to all Imbalances; and

(g) all right, title and interest of the Midstream Companies in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, production, and accounting records, but excluding any of the foregoing items that are Excluded Assets (“Records”).

2.3 Excluded Assets. The Subject Assets shall not include the Excluded Assets and the Excluded Assets shall be distributed by the Midstream Companies to EXCO prior to the Closing.

2.4 Revenues and Expenses.

(a) Except to the extent otherwise taken into account in connection with adjustments to the Closing Cash Contribution under Article 3, EXCO shall be entitled to all of the rights of ownership attributable to the Midstream Companies (including, without limitation, the right to all gas purchased for resale, drip fees, compression fees, transportation fees, gathering fees and other proceeds) and shall be responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case for any period of time prior to the

Effective Time as if EXCO held the Subject Assets directly. Except to the extent otherwise taken into account in connection with adjustments to the Closing Cash Contribution under Article 3, and subject to the occurrence of the Closing, the Midstream Companies shall be entitled to all of the rights of ownership attributable to the Midstream Companies (including, without limitation, the right to all gas purchased for resale, drip fees, compression fees, transportation fees, gathering fees and other proceeds), and shall be responsible for all Operating Expenses (and entitled to any refunds with respect thereto), in each case for the period of time from and after the Effective Time. All Operating Expenses in each case that are: (i) incurred with respect to operations conducted or production delivered to the Systems prior to the Effective Time shall be paid by or allocated to EXCO and (ii) incurred with respect to operations conducted or production delivered to the Systems from and after the Effective Time shall be paid by or allocated to the Midstream Companies.

(b) Each Midstream Company will pay to EXCO any and all revenues and other proceeds attributable to the rights of ownership of the Subject Assets received after Closing by such Midstream Company (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Subject Assets prior to the Effective Time. Subject to the occurrence of Closing, EXCO will pay to the Midstream Companies any and all revenues and other proceeds attributable to the rights of ownership of the Subject Assets received after Closing by EXCO (to the extent not accounted for in the Preliminary Settlement Statement or the Final Settlement Statement) that are attributable to the Subject Assets on and after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within 5 Business Days after the end of the month in which such amounts were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.4(b) shall not apply to amounts received prior to Closing if such amounts are included, in whole or in part, in the Preliminary Settlement Statement. Such amounts (to the extent the same differ from estimates in the Preliminary Settlement Statement) will not be accounted for in the Final Settlement Statement to the extent accounted for by the Parties pursuant to this Section 2.4(b) prior to the date of the Final Settlement Statement.

(c) EXCO will reimburse each Midstream Company for any and all Operating Expenses that are paid after Closing by such Midstream Company (to the extent not accounted for the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Subject Assets prior to the Effective Time. The Midstream Companies will reimburse EXCO for any and all Operating Expenses that are paid after Closing by EXCO (to the extent not accounted for the Preliminary Settlement Statement or the Final Settlement Statement) and that are attributable to the Subject Assets prior to the Effective Time. The Party responsible for the payment of such costs and expenses shall reimburse the other Party within 5 Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Final Settlement Statement. Notwithstanding the foregoing, this Section 2.4(c) shall not apply to amounts paid prior to Closing if such amounts are included, in whole or in part, in the Preliminary Settlement Statement. Such amounts (to the extent the same differ from the estimates in the Preliminary Settlement Statement) will not be accounted for in the Final Settlement Statement to the extent accounted for by the Parties pursuant to this Section 2.4(c) prior to the date of the Final Settlement Statement.

(d) Each of EXCO and the Midstream Companies shall be permitted to offset any Operating Expenses owed by it to the other pursuant to this Section 2.4 against revenues owing by the other to it pursuant to this Section 2.4, but not otherwise, provided a detailed description of all such Operating Expenses and revenues and showing the calculation of the net amount is provided with the applicable payment or statement.

(e) After Closing, each of EXCO and the Midstream Companies shall be entitled to participate in all audits of Operating Expenses for which it is entirely or in part responsible under the terms of this Section 2.4.

2.5 Guaranty. Simultaneously with the execution and delivery of this Agreement, BG has executed and delivered the BG Parent Guaranty.

ARTICLE 3

DEPOSIT

3.1 Deposit.

(a) Within 1 Business Day following the execution of this Agreement, BG will deposit by wire transfer in same day funds with Escrow Agent, to be held in escrow pursuant to the Escrow Agreement, an amount equal to $12,450,000 (such amount, together with any interest actually earned thereon, the “Deposit”). The Deposit shall be applied toward the Closing Cash Contribution at the Closing.

(b) If the transactions contemplated by this Agreement are not consummated on or before the Termination Date because of: the willful breach by BG of any of its covenants or agreements hereunder in any material respect, including BG’s covenants under Section 9.3 (other than as a result of EXCO’s breach of this Agreement), then, in such event, EXCO shall have the option to (i) terminate this Agreement and receive the Deposit (and the Parties shall instruct the Escrow Agent to release the Deposit to EXCO pursuant to the terms of the Escrow Agreement) as liquidated damages and EXCO’s sole and exclusive remedy (other than EXCO’s remedy for breaches by BG of Sections 5.9, 6.6, 10.1(c) and (e), 10.2 and 14.4) free of any claims by BG thereto, (ii) seek the rights and remedies set forth in Section 14.2 or (iii) terminate this Agreement, instruct the Escrow Agent to release the Deposit to BG pursuant to the terms of the Escrow Agreement, pay the Deposit to BG by wire transfer of immediately available funds, and seek the rights and remedies set forth in Sections 14.2 and 14.3.

(c) If this Agreement is terminated by the mutual written agreement of BG and EXCO, or if the Closing does not occur on or before the Termination Date for any reason other than as set forth in Section 3.1(b), then BG shall be entitled to the delivery of the Deposit, free of any claims by EXCO with respect thereto and BG and EXCO shall instruct the Escrow Agent to release the Deposit to BG pursuant to the terms of the Escrow Agreement. BG and EXCO shall thereupon have the rights and obligations set forth in Sections 14.2 and 14.3.

3.2 Adjustments to Closing Cash Contribution. All adjustments to the Closing Cash Contribution shall be made (y) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with US generally accepted accounting principles as consistently applied in the oil and gas industry and (z) without duplication. The Closing Cash Contribution shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Closing Cash Contribution”.

(a) The Closing Cash Contribution shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to 50% of all Operating Expenses and other costs and expenses paid by any Midstream Company that are attributable to the Subject Assets during the Interim Period, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of any Midstream Company during the Interim Period, (B) payments under Rights-of-Way, and (C) other rental payments, but excluding (x) any amounts deducted under Section 3(b)(i) below and (y) any amounts attributable to personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of Law (or private rights of action under any Law);

(ii) an amount equal to 50% of all Operating Expenses and other costs and expenses paid by any Midstream Company that are attributable to periods of time prior to the Effective Time and relate to the Haynesville Header System and certain horizontal well connections all as are described in Schedule 3.2(a)(ii);

(iii) the amount of all Asset Taxes, if any, prorated to the Company in accordance with Section 15.2 but payable by EXCO;

(iv) to the extent that any Midstream Company has overdelivered, or received underdeliveries of, any Hydrocarbons as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.12, as complete and final settlement of all Imbalances (subject to BG’s remedies for a breach of EXCO’s representation set forth in Section 4.12 and subject to Section 3.8), the sum of $162,750 which is an amount equal to the product of (A) 81,375 MMBtu times (B) $4.00 times (C) 50%; and

(v) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by EXCO and BG as an upward adjustment to the Closing Cash Contributions.

(b) The Closing Cash Contribution shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to: (A) 50% of all proceeds received by the Midstream Companies attributable to the Subject Assets during the Interim Period net of expenses (other than Operating Expenses) paid by any Midstream Company directly incurred in earning or receiving such proceeds, and any sales, excise or similar taxes or fees payable or incurred in connection therewith not reimbursed to any Midstream Company by a Third Party purchaser, and (B) 50% of any net other proceeds received by any Midstream Company from sales of equipment, materials or other real or personal property, and payments made for waivers or modifications of Applicable Contracts, or in lieu of other performance thereof, or as a result of the breach thereof, in each case attributable to the Subject Assets during the Interim Period;

(ii) if the Parties make the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iii) an amount determined pursuant to Section 11.4(b), Section 11.4(d) or Section 12.1(b)(iii) for any Subject Assets excluded from the transaction contemplated hereby pursuant to such Sections;

(iv) the amount of all Asset Taxes, if any, prorated to EXCO in accordance with Section 15.2 but payable by the Company;

(v) to the extent that any Midstream Company has underdelivered, or received overdeliveries of, any Hydrocarbons as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.12, as complete and final settlement of all Imbalances (subject to BG’s remedies for a breach of EXCO’s representation set forth in Section 4.12 and subject to Section 3.8), the sum of $90,014 which is an amount equal to the product of (A) 45,007 MMBtu times (B) $4.00 times (C) 50%; and

(vi) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by EXCO and BG as a downward adjustment to the Closing Cash Contribution.

3.3 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Closing Cash Contribution at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.5.

3.4 Preliminary Settlement Statement. Not less than 5 Business Days prior to the Closing, EXCO shall prepare and submit to BG for review, using the best information available to EXCO, a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Closing Cash Contribution, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of EXCO’s accounts for the wire transfers of funds as set forth in Section 9.3(d). Within 3 Business Days of receipt of the Preliminary Settlement Statement, BG will deliver to EXCO a written report containing all changes with the explanation therefor that BG proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Closing Cash Contribution at Closing. If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by EXCO will be used to adjust the Closing Cash Contribution at Closing.

3.5 Final Settlement Statement. A final settlement statement (the “Final Settlement Statement”) will be prepared by EXCO, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Closing Cash Contribution and shows the resulting final Closing Cash Contribution (the “Final Cash Amount”), and is delivered to BG on or before 120 days after Closing. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. EXCO shall, at BG’s request, supply all reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. As soon as practicable, and in any event within 45 days after receipt of the Final Settlement Statement, BG shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Cash Amount set forth in the Final Settlement Statement is mutually agreed upon by EXCO and BG, the Final Settlement Statement and the Final Cash Amount, shall be final and binding on the Parties.

3.6 Disputes. If EXCO and BG are unable to resolve the matters addressed in the Dispute Notice, each of BG and EXCO shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to Ernst & Young LLP in Dallas, Texas, or such other Person as may be selected pursuant to this Section (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. Should Ernst & Young LLP fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, the Parties shall request Deloitte & Touche LLP to serve as Accounting Arbitrator. Should Deloitte & Touche LLP fail or refuse to agree to serve as Accounting Arbitrator within 20 days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within 10 days after the end of that 20 day period, or should no replacement Accounting Arbitrator agree to serve within 60 days after the original written request pursuant to this Section, the Accounting Arbitrator shall be appointed by the Dallas office of the American Arbitration Association. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either EXCO’s position or BG’s position with respect to each matter addressed in any Dispute Notice, whichever is most accurate based on the terms of this Agreement and the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on EXCO and BG and will be enforceable against any of the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Final Settlement Statement submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. The costs of such Accounting Arbitrator shall be borne one-half by BG and one-half by EXCO.

3.7 Adjustment for Final Settlement Statement. Subject to adjustments for revenues and expenses paid by the Parties pursuant to Section 2.4(b) and 2.4(c), any difference in the Adjusted Closing Cash Contribution as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Cash Amount as determined pursuant to Section 3.5 and, if applicable, Section 3.6, shall, if the Adjusted Closing Cash Consideration exceeds the Final Cash Amount, be contributed to the Company by EXCO or, if the Adjusted Closing Cash Consideration is less than the Final Cash Amount, be contributed to the Company by BG, in each case together with interest from the Closing Date to the date of payment at a rate equal to the one month London

Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), within 10 days of final determination hereunder and the Parties shall cause the Company to promptly make a distribution of such amount to the other Party. All amounts paid pursuant to this Section 3.7 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.8 Allocation for Imbalances at Closing. If, prior to Closing, BG or EXCO discovers an error in the Imbalances set forth in Schedule 4.12, then the Closing Cash Contribution shall be further adjusted at Closing pursuant to Section 3.2(a)(iv) or Section 3.2(b)(v), as applicable, and Schedule 4.12 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Closing Cash Contribution is so adjusted.

3.9 Maintenance of Value.

(a) EXCO shall receive at Closing pursuant to the special distribution described in Section 4.5(e) of the Limited Liability Company Agreement in excess of $200 million from the Adjusted Closing Cash Contribution. EOC agrees that until December 31, 2011, it will maintain a minimum of $200 million of such consideration (the “Minimum Consideration”) in EOC and shall not dividend or otherwise distribute any of such Minimum Consideration to any of EOC’s Affiliates, or use any of such Minimum Consideration to repay debt to any of EOC’s Affiliates or to satisfy any obligation on behalf of any of EOC’s Affiliates, other than (in each case) EOC’s own direct or indirect wholly-owned subsidiaries; provided, however, EOC may use all or any portion of such Minimum Consideration to (i) pay expenses or costs in connection with EOC’s general corporate purposes, (ii) keep such amounts as cash or cash equivalents and make other short-term investments of such amounts, (iii) acquire properties or other assets, (iv) make capital expenditures, including the payment of any costs of New Business or Acquired Business (as each such term is defined in the Limited Liability Company Agreement), (v) make capital contributions to the Company, (vi) satisfy the debt described in clause (a) of the definition of “EXCO Debt Instruments” by making a payment to reduce the outstanding principal and interest thereunder to the extent such payment is made because of a mandatory reduction of the borrowing base under such EXCO Debt Instrument in connection with the contribution of the Contributed Interests to the Company as part of the transactions contemplated by this Agreement and (vii) satisfy the debt described in clause (b) of the definition of “EXCO Debt Instruments” by paying off the outstanding principal and interest under such EXCO Debt Instrument and all of such uses shall be considered maintenance of such consideration in EOC as required pursuant to foregoing. To the extent that EOC or its direct or indirect wholly-owned subsidiaries uses all or any portion of such Minimum Consideration for the purposes set forth in clause (i), (iii), (iv), (v) (vi) or (vii), the amount required to be maintained by EOC as Minimum Consideration shall be decreased by the amount of such usage, and, in the event the amount required to be maintained by EOC as Minimum Consideration is reduced to zero, then this Section 3.9(a) shall thereafter terminate and be of no further force and effect, subject, however, to Section 3.9(b).

(b) Notwithstanding Section 3.9(a), should a portion of the consideration be used to pay off amounts owing pursuant to the EXCO Debt Instruments and (i) the payment does not satisfy the requirements of Section 3.9(a)(vi) or (vii), then additional amounts thereafter borrowed under such EXCO Debt Instruments, up to the amount previously repaid that did not satisfy the requirements of Section 3.9(a)(vi) or (vii), shall again be subject to the restrictions in Section 3.9(a) or (ii) the debt represented in the EXCO Debt Instruments be consolidated with other debt from any of EOC’s Affiliates (other than its own direct or indirect wholly-owed subsidiaries) or be replaced by a new credit arrangement providing for indebtedness of both EOC and one or more of its Affiliates (other than its own direct or indirect wholly-owed subsidiaries), EOC shall provide BG and the Company with a payment guarantee of EOC’s obligations for additional contributions under Article 3 of the Limited Liability Company Agreement from EOC’s ultimate parent entity (presently EXCO Resources, Inc.) in a form substantially similar to the BG Parent Guaranty Agreement, provided that such guaranty shall terminate at the same time that the Joint Development Agreement (as that term is defined in the Purchase and Sale Agreement) terminates, and the restrictions on use of consideration in Section 3.9(a) shall thereafter terminate and be of no further effect. If BG in the future enters into any agreement for borrowed money or security arrangements that are in whole or in part for the benefit of BG’s Affiliates (other than its own direct or indirect wholly-owed subsidiaries) as borrowers, BG shall provide EOC and the Company with a payment guarantee of BG’s obligations for additional contributions under Article 3 of the Limited Liability Company Agreement from BG’s ultimate parent entity (for this purpose, presently BG Energy Holdings Limited) in a form substantially similar to the BG Parent Guaranty Agreement, provided that such guaranty shall terminate at the same time that the Joint Development Agreement (as that term is defined in the Purchase and Sale Agreement) terminates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EXCO

EXCO represents and warrants to BG as follows:

4.1 Organization, Existence. EOC is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Vaughan is a limited liability company duly formed and validly existing under the Laws of the State of Texas. GP Holding is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. The Company is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Talco is a limited partnership duly formed and validly existing under the Laws of the State of Texas. TGG is a limited partnership duly formed and validly existing under the Laws of the State of Texas. EXCO and each of the Contributed Companies have all requisite power and authority to own and operate its property and to carry on its business as now conducted. EXCO and each of the Contributed Companies is duly licensed or qualified to do business as a foreign limited partnership or limited liability company, as applicable, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

4.2 Authorization. EXCO and each of the Contributed Companies have full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by EXCO and each of the Contributed Companies (if applicable) of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary partnership or company action, as applicable, on the part of such Person. This Agreement is, and the Transaction Documents to which EXCO or any Contributed Company is a party when executed and delivered by such Person will be, the valid and binding obligation of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Except as disclosed in Schedule 4.3 and assuming the receipt of all consents and the waiver of all preferential purchase rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by EXCO and each Contributed Company of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of EXCO or any Contributed Company, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Applicable Contract, note, bond, mortgage, indenture, license, or other material agreement to which any EXCO or any Contributed Company is a party or by which any EXCO, any Contributed Company or the Subject Assets may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to EXCO, any Contributed Company or any of the Subject Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than 60 days notice without payment of any fee, (d) requirements under the HSR Act and (e) preferential purchase rights set forth in Schedule 4.10, there are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the transfer of the general partner interests in the Midstream Companies to GP Holding, the transfer of the membership interests in GP Holding to EOC, the transfer of the Contributed Interests to the Company, and/or the transfer of a 50% membership interest in the Company to BG, all as contemplated under this Agreement, or the consummation of the other transactions contemplated by this Agreement by EXCO or any Contributed Company.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to EXCO’s Knowledge, threatened against EXCO or its Affiliates, and neither EXCO nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

4.6 Foreign Person and Tax Status. Each of EOC, Vaughan, (prior to Closing) GP Holding, (prior to Closing) the Midstream Companies and (prior to Closing) the Company is an entity disregarded from EXCO Resources, Inc. for federal income tax purposes. EXCO Resources, Inc. (a) is not a “foreign person” within the meaning of Section 1445 of the Code and (b) is not an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

4.7 Claims and Litigation. Except as set forth in Schedule 4.7, there is no written claim for breach of contract, tort or violation of Law, or investigation of which EXCO has received written notice, or any suit, action or litigation, by any Person, and no legal, administrative or arbitration proceedings, (in each case) pending, or to EXCO’s Knowledge, threatened in writing against EXCO with respect to the Contributed Companies or Subject Assets, or against any Contributed Company, or that, as of the date hereof, would have a material adverse effect upon the ability of EXCO or any Contributed Company to consummate the transactions contemplated by this Agreement.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by any Contributed Company of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to any Contributed Company of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(iii) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by each party without penalty on 60 days or less notice;

(iv) any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract (a “Debt Instrument”);

(v) any Applicable Contract that constitutes a lease under which any Contributed Company is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by any Contributed Company without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000;

(vi) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Contributed Company conducts business, including area of mutual interest Contracts;

(vii) any Applicable Contract with EXCO or any Affiliate of EXCO (other than a Contributed Company) which will be binding on any Contributed Company after the Closing Date and will not be terminable by such Person within 30 days or less notice;

(viii) any Applicable Contract where the primary purpose thereof was to indemnify a Third Party;

(ix) any executory Applicable Contract that constitutes a pending purchase and sale agreement or other Contract providing for the purchase, sale or earning of any material asset;

(x) any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (in each case, other than a tax partnership); and

(xi) any Applicable Contract that constitutes a pipeline or facility operating agreement with respect to all or any part of the Systems.

(b) The Material Contracts are in full force and effect as to EXCO or the Contributed Company that is a party thereto and to EXCO’s Knowledge each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.8, there exist no material defaults under the Material Contracts by EXCO or any Contributed Company or, to EXCO’s Knowledge, by any other Person that is a party to such Material Contracts. Except as set forth on Schedule 4.8 and except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by EXCO or any Contributed Company or, to EXCO’s Knowledge, by any other Person who is a party to such Material Contract. Prior to the execution of this Agreement, EXCO has made available to BG true and complete copies of each Material Contract and all amendments thereto. Neither EXCO nor any Contributed Company has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(c) Except as set forth on Schedule 4.8, Part 2, the Applicable Contracts do not include:

(i) any non-competition agreements or agreements that purport to restrict, limit or prohibit the manner in which, or the locations in which, any Contributed Company conducts business, including area of mutual interest Contracts;

(ii) any “tag-along” or similar rights allowing a third party to participate in future sales of any of the Subject Assets or any interest in the Contributed Companies; or

(iii) any Contracts with Affiliates of EXCO (other than another Contributed Company) which will remain in effect at the Closing.

4.9 No Violation of Laws. Except as set forth on Schedule 4.9, (a) there is no uncured violation by any Contributed Company of any applicable Laws, or by EXCO of any applicable Laws with respect to the ownership or operation of the Contributed Companies or the Subject Assets, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect, or (b) to EXCO’s Knowledge, there is no uncured material violation by any other Person of any applicable Laws with respect to the ownership and operation of the Subject Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.14.

4.10 Preferential Rights. Except as set forth in Schedule 4.10, there are no preferential rights to purchase that are applicable to the transactions contemplated hereby.

4.11 Payments under Rights-of-Way. Except for such items that are being held in suspense as permitted pursuant to applicable Law, the Midstream Companies have paid in all material respects all rentals and other periodic payments under the Rights-of-Way that are due by EXCO or its Affiliates.

4.12 Imbalances. Schedule 4.12 sets forth all Imbalances associated with the Subject Assets as of the Effective Time.

4.13 Current Commitments. Schedule 4.13 sets forth, as of the date of this Agreement, all authorities for expenditures or other current commitments (“AFE’s”) relating to the Subject Assets or for other capital expenditures that in each case will be binding upon any of the Contributed Companies or the Subject Assets after Closing, for which all of the activities anticipated in such AFE’s have not been completed by the date of this Agreement.

4.14 Environmental.

(a) With respect to the Subject Assets, neither EXCO nor any Contributed Company has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority in existence as of the date of this Agreement based on any Environmental Laws that relate to the future use of any of the Subject Assets and that require any remediation or other change in the present conditions of any of the Subject Assets.

(b) Except as set forth in Schedule 4.14, as of the date of this Agreement neither EXCO nor any Contributed Company has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Subject Assets that: (i) interferes with or prevents compliance by any Contributed Company or the Subject Assets with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of any Contributed Company to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

(c) To EXCO’s Knowledge, all material reports, studies, written notices from environmental Governmental Authorities, tests, analyses, and other documents specifically addressing environmental matters related to the ownership or operation of the Subject Assets, which are in EXCO’s or its Affiliates’ possession, have been made available to BG.

(d) Except as set forth in Schedule 4.14 and except for any matters that BG has claimed as Environmental Defects pursuant to Section 12.1(a), to EXCO’s Knowledge, there are no material uncured violations of any applicable Environmental Laws with respect to the Contributed Companies or the Subject Assets and no material obligations to remediate conditions by the Contributed Companies upon the Subject Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

4.15 Taxes. Except as disclosed in Schedule 4.15:

(a) all Asset Taxes that have become due and payable have been properly paid;

(b) all returns with respect to Asset Taxes that are required to be filed by the owner of the Assets have been filed;

(c) no Contributed Company has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to EXCO’s Knowledge, no such claim has been threatened;

(d) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending;

(e) there are no liens for Taxes on the Subject Assets or the Contributed Interests other than statutory liens for current Taxes not yet due;

(f) all amounts required in the operation of the business to be withheld by or with respect to any of the Contributed Companies and paid to Governmental Authorities for Taxes have been collected or withheld and to the extent required, paid to the proper Governmental Authorities;

(g) none of the Contributed Companies is a party to any Tax sharing agreement;

(h) there are no Taxes of any Person other than any of the Contributed Companies for which any of the Contributed Companies could be held liable after the Closing under Treasury Regulations Section 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2)(iii) or similar principles;

(i) in all states imposing a state entity-level income Tax in which any of the Contributed Companies do business, each of the Contributed Companies is treated for such purposes in a manner consistent with the treatment of the entity for federal income tax purposes;

(j) none of the Contributed Companies has (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulations Section 1.6011-4, (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (iii) taken any position on a Tax return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state or local Law for which a Contributed Company could be held liable; and

(k) none of the Subject Assets is subject to Section 197(f)(9) of the Code.

4.16 Brokers Fees. Neither EXCO nor any Contributed Company has incurred liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which any Contributed Company, BG or any Affiliate of BG shall have any responsibility.

4.17 Abandonment.

(a) Except as set forth on Schedule 4.17, there are no pipelines or gathering facilities that constitute part of the Subject Assets (i) in respect of which EXCO or any Contributed Company has received an order from any Governmental Authority requiring that such pipelines or gathering facilities be abandoned, or (ii) that are neither in use nor temporarily abandoned in accordance with applicable Law that have not been abandoned in accordance with applicable Law.

(b) To EXCO’s Knowledge, all pipelines are within the limits permitted by all applicable Rights-of-Way and Applicable Contracts.

4.18 Partnerships. Except as set forth on Schedule 4.18, none of the Midstream Companies’ interests in the Subject Assets is subject to tax partnership reporting for federal income tax purposes. Schedule 4.18 sets forth all of EXCO’s and EXCO’s Affiliates’ interest in the Subject Assets that are deemed by agreement or applicable Law to be held by a partnership or association for federal tax purposes, and, to the extent any of the Subject Assets are deemed by agreement or applicable Law to be held by a partnership for federal tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to such portion of the Subject Assets.

4.19 Permits. Each Contributed Company possess all material permits, licenses, orders, approvals, variances, waivers, franchises, rights, and other authorizations (“Permits”), required to be obtained from any Governmental Authority for conducting its business as presently conducted and there are no material uncured violations of the terms and provisions of such authorizations. With respect to each such Permit, neither EXCO nor any Contributed Company has received written notice from any Governmental Authority of any violations of such permits that remains uncured.

4.20 Subject Assets Complete. The Subject Assets and other assets held by the Contributed Companies include all equipment, material, Contracts, data and records and other property primarily used or primarily held for use by EXCO or any of its Affiliates in connection with the ownership and use of the Systems, excluding the following: (a) all Excluded Assets, (b) all assets covered by the Purchase and Sale Agreement, and (c) general corporate services and assets not specifically acquired or held for use in connection with the Subject Assets.

4.21 No Material Adverse Change. Except as set forth on Schedule 4.21, since the Effective Date up to the date of this Agreement there has been no:

(a) material damage, destruction or loss to the Subject Assets;

(b) Material Adverse Effect; or

(c) action that would have required the consent of BG under Section 6.1(b), (f) or (i), had those Sections been in effect.

4.22 Capitalization.

(a) EXCO has furnished to BG true and complete copies of the limited liability company agreement, agreement of limited partnership and other organizational documents of each Contributed Company, each as in effect on the date hereof.

(b) EOC holds of record and beneficially all Limited Partner Interests, free and clear of all Encumbrances. Prior to the transfers contemplated by Section 6.7, Vaughan holds of record and beneficially all General Partner Interests, free and clear of all Encumbrances. Following the transfers contemplated by Section 6.7, GP Holding will hold of record and beneficially all General Partner Interests, free and clear of all Encumbrances. The General Partner Interests and the Limited Partner Interests represent all of the issued and outstanding equity interests in TGG and Talco.

(c) Prior to the transfers contemplated by Section 6.7, Vaughan holds of record and beneficially all the equity interest of GP Holding free and clear of all Encumbrances. EOC holds of record and beneficially all equity interests of the Company and after the transfers contemplated by Section 6.7, GP Holding, (in each case) free and clear of all Encumbrances.

(d) The General Partner Interests, the Limited Partner Interests and the equity interests of GP Holding and the Company are duly authorized and validly issued and outstanding and have not been issued in violation of any preemptive rights. Other than pursuant to this Agreement, none of TGG, Talco, GP Holding or the Company has any outstanding convertible security, call, preemptive right, option, warrant, purchase right or other contract or commitment that would, directly or indirectly, require such entity to sell, issue or otherwise dispose of any equity interest of such entity and none of such Persons has granted any right to any distribution, carried interest, economic interest, preferred return or other right similar to the rights enjoyed by or accruing to a holder of equity interests with respect to such Person. There are no shareholder agreements, voting agreements, management agreements, proxies or other similar agreements or understandings, whether written or oral, with respect to TGG, Talco, GP Holding or the Company.

(e) Each of GP Holding and the Company currently has no assets or liabilities.

(f) As of the Effective Time, none of the assets of the Midstream Companies were held as cash or in short-term investments.

4.23 No Subsidiaries. Neither TGG nor Talco has any subsidiaries or any direct or indirect equity interest in any Person.

4.24 Balance Sheets. EXCO has delivered to BG: unaudited consolidated balance sheets and income statements of each of TGG and Talco as of (a) December 31, 2008 and for the 12 month period then ended and (b) June 30, 2009 for the three month period then ended. Based upon information of which EXCO is aware as of the date hereof and subject to the matters set forth in Schedule 4.24, such balance sheets and income statements fairly present the financial condition and the results of operations of TGG and Talco, as applicable, as of the respective dates of and for the periods referred to in such balance sheets and income statements, all in accordance with GAAP, consistently applied and subject to normal recurring year-end adjustments and the absence of notes with respect to the June 30, 2009 statements presented.

4.25 Employees. None of the Contributed Companies has, or since January 1, 2003 has had, any employees. At no time has any of the Contributed Companies participated in or contributed to, or had any obligation to participate in or contribute to, any employee benefit plan or arrangement maintained or supported by multiple employers, and there is no pending claim for withdrawal liability under such a plan or arrangement.

4.26 Loans and Guarantees. Except as set forth on Schedule 4.26, the Contributed Companies have no loans for borrowed money from, and no guarantees for the benefit of, any person other than another Contributed Company.

4.27 Bank Accounts and Powers of Attorney. Schedule 4.27 sets forth a complete list of all bank accounts and investment accounts maintained by each Contributed Company, along with a list of persons authorized to sign with respect to such accounts. Schedule 4.27 also sets forth a list of all valid powers of attorney issued by any Contributed Company which remain in effect.

4.28 Unrelated Activities. No Contributed Company has engaged in any business other than the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, gathering systems, pipelines and treatment and processing facilities in the East Texas/North Louisiana Area, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, and the provision of compression services in connection therewith.

4.29 Title to Subject Assets. The Midstream Companies hold title to the Subject Assets free of any Title Defects.

ARTICLE 5

BG’S REPRESENTATIONS AND WARRANTIES

BG represents and warrants to EXCO the following:

5.1 Organization; Existence. BG is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2 Authorization. BG has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by BG of this Agreement have been and at Closing the Transaction Documents to which it is a party will have been duly and validly authorized and approved by all necessary limited liability company action on the part of BG. This Agreement is, and the Transaction Documents to which BG is a party when executed and delivered by BG will be, the valid and binding obligation of BG and enforceable against BG in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery, and performance by BG of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of BG, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other material agreement to which BG is a party or by which BG or any of its property may be bound or (c) assuming the Parties make the necessary HSR Act filings and otherwise comply with the HSR Act, violate any Law applicable to BG or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of BG to consummate the transactions contemplated by this Agreement.

5.4 Consents. There are no consents or other restrictions on assignment, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by BG and are not also required of EXCO.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to BG’s knowledge, threatened against BG or BG Parent, and neither BG nor BG Parent is insolvent or generally not paying its debts as they become due.

5.6 Claims and Litigation. There is no written claim for breach of contract, tort or violation of Law or investigation of which BG has received written notice or any suit, action or litigation, by any Person, and no legal, administrative, or arbitration proceedings, (in each case) pending, or to BG’s knowledge, threatened in writing against BG, or to which BG is a party, that would have a material adverse effect upon the ability of BG to consummate the transactions contemplated by this Agreement.

5.7 Financing. BG has, or as of the Closing Date shall have, sufficient funds with which to pay the Closing Cash Contribution and consummate the transactions contemplated by this Agreement.

5.8 Independent Evaluation. BG is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, BG, except to the extent of EXCO’s express representations and warranties in Article 4 hereof, in the Assignment, or in the certificate delivered by EXCO at Closing pursuant to Section 9.3(g), (a) has relied or shall rely solely on its own independent investigation and evaluation of the Subject Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by EXCO, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Subject Assets.

5.9 Broker’s Fees. BG has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which any Contributed Company, EXCO or EXCO’s Affiliates shall have any responsibility.

5.10 Accredited Investor. BG is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire its membership interest in the Company for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE 6

CERTAIN AGREEMENTS

6.1 Conduct of Business. Except as set forth in Schedule 6.1 or as expressly contemplated by this Agreement including Section 6.7, or as expressly consented to in writing by BG, EXCO agrees that from and after the date hereof until Closing, EXCO will, and EXCO will cause the Contributed Companies to:

(a) maintain, and if one of such Persons is the operator thereof, to operate, the Subject Assets in a good and workmanlike manner, consistent with past practice, and in accordance with the Applicable Contracts and applicable Laws in all material respects;

(b) in the case of the Contributed Companies, maintain their books and records, including the books of account and records relating to the Subject Assets, in the usual, regular and ordinary manner, in accordance with US generally accepted accounting principles and the usual accounting practices of each such Person;

(c) give written notice to BG as soon as is practicable (but within 5 Business Days) of any written notice received or given by EXCO or any of EXCO’s Affiliates with respect to (i) any alleged material breach of any Right-of-Way or Material Contract, (ii) any action to alter, terminate, rescind or procure a judicial reformation of any Right-of-Way or Material Contract or (iii) notice in writing of any new claim for damages or any new investigation, suit, action or litigation with respect to the Contributed Companies or the Subject Assets;

(d) except for (i) emergency operations related to events that endanger property, lives or the environment, or (ii) operations required under presently existing AFE’s described on Schedule 4.13 or the approved Annual Work Program and Budget under the Limited Liability Company Agreement, not agree to, propose or commence any operations or acquire any Right-of-Way anticipated to cost (net to the Contributed Companies) in excess of $500,000 per operation or $10,000,000 in the aggregate; provided that with respect to emergency operations, EXCO shall notify BG of said emergency as soon as reasonably practicable, and provided further that with respect to AFE’s in excess of $500,000 net to the Contributed Companies, EXCO shall forward same to BG as soon as reasonably practicable following receipt thereof and BG shall review and respond to same in writing to EXCO within 5 Business Days of its receipt thereof (or within such lesser time as is required under the terms of the applicable Third Party agreement and stated in EXCO’s notice, but in no event less than 24 hours after receipt) and if BG does not approve or reject any such AFE within such time period, BG shall be deemed to have responded to same in the same manner as EXCO (or its Affiliate) elects to vote;

(e) in the case of the Contributed Companies, not enter into, or permit any of its Affiliates to enter into, an Applicable Contract that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement, and not amend, waive any material right under or terminate (other than by failing to renew an existing term), or permit any of its Affiliates to amend, waive any material right under or terminate (other than by failing to renew an existing term), an Applicable Contract that is listed in a Schedule attached to this Agreement or that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement (either before the action proposed to be taken or as a result of the action proposed to be taken);

(f) not transfer, sell, mortgage, pledge, encumber or dispose of (or permit any Affiliates to do any of the foregoing) any equity interests in any Contributed Company or any portion of the Subject Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment, including pipe, that is no longer necessary in the operation of the Subject Assets or for which replacement equipment of equal or greater value has been obtained;

(g) maintain insurance coverage on the Subject Assets in the amounts and types currently in force;

(h) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Contributed Companies or the Subject Assets;

(i) use commercially reasonable efforts to maintain in full force and effect all material Rights-of-Way and all material permits, licenses, orders, approvals, variances, waivers, franchises, rights and authorizations held by it and issued by any Governmental Authority with respect to the Subject Assets, (in each case) except where any such Right-of-Way, permit, license, order, approval, variance, waiver, franchise, right or authorization terminates pursuant to its existing term and except in instances where a reasonably prudent operator would not maintain the same;

(j) give prompt written notice to BG of any material damage to or destruction of any of the Subject Assets; and

(k) not agree, whether in writing or otherwise, to do any of the things EXCO has agreed not to do in this Section 6.1.

6.2 Conduct of the Contributed Companies. Except as provided in Section 6.7 or as expressly consented to in writing by BG, EXCO agrees that from and after the date hereof until Closing, EXCO will not permit the Contributed Companies to:

(a) amend any Contributed Company’s limited liability company agreement, agreement of limited partnership or equivalent governing documents;

(b) issue, transfer, or redeem or otherwise acquire any of its own equity interests, or issue any subscription, option, warrant or right with respect to its equity interests, or any securities convertible or exchangeable for such equity interests, or declare or pay any dividend or other distribution or payment to EXCO or any of its Affiliates other than the Contributed Companies, except distributions of the Excluded Assets or cash and payments for goods and services acquired in the ordinary course of business;

(c) incur, assume or guaranty any indebtedness for borrowed money, except (i) advances from Affiliates that are capitalized prior to Closing and (ii) any presently existing guaranty issued in connection with the EXCO Debt Instruments which will terminate at or prior to Closing;

(d) lend to any Person or make an equity investment in any Person other than (in each case) another Contributed Company;

(e) make any change in its method of accounting or accounting practice or policy, other than changes required by US generally accepted accounting principles;

(f) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or business entity;

(g) enter into any capital lease (other than, where relevant, renewals of existing Rights-of-Way);

(h) execute any consent to extend any statute of limitations with respect to taxes or any extension of time with respect to any Tax assessment or collection or any due date for the filing of any Tax return, or make any change to such Contributed Company’s fiscal year or tax elections, or any Tax methods or principles or settle any issue with respect to any Tax audit or assessment;

(i) employ any person; or

(j) agree, whether in writing or otherwise, to do any of the things EXCO has agreed not to permit in this Section 6.2.

6.3 Notifications. If either EXCO or BG obtains actual knowledge that the other Party apparently has breached a representation, warranty, covenant or other agreement under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing. Notwithstanding the foregoing, this Section shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing. If any of EXCO’s or BG’s representations or warranties is untrue, or EXCO’s or BG’s covenants or agreements have not been performed or observed, but such breach or failure is cured to the reasonable satisfaction of the other Party by Closing (or, if Closing does not occur, by the Termination Date), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement. Notwithstanding the other terms of this Section 6.3, the other provisions of this Agreement and the various documents and agreements to be executed and delivered pursuant hereto relating to representations, warranties, indemnities and agreements of EXCO or BG shall not be altered or modified by BG’s or EXCO’s knowledge of any event, or failure to provide notice of the same, or BG’s or EXCO’s review of any documents or other matters.

6.4 HSR Act. The Parties have each prepared and simultaneously filed with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and requested early termination of the waiting period thereunder. The Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. BG and EXCO shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with BG’s and EXCO’s compliance with the HSR Act. BG and EXCO shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of the Parties shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the filings made pursuant to this Section 6.4 shall be borne one-half by EXCO and one-half by BG.

6.5 Amendment to Schedules. As of the Closing Date, all Schedules to Article 4 may be deemed amended and supplemented by EXCO to include reference to any matter (a) relating to EXCO, the Contributed Companies or the Subject Assets which first arises or occurs after the date of this Agreement and does not result from a breach by EXCO of any provision of Article 4, or this Article 6 or (b) which results in an adjustment to the Closing Cash Contribution pursuant to Section 3.2 as a result of the removal under the terms of this Agreement of any Subject Asset from the transactions contemplated by this Agreement.

6.6 Non-Solicitation of Employees. From and after the date of this Agreement until the date that is 1 year after the Closing Date, BG will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of EXCO or its Affiliates with whom BG or its Affiliates have had direct contact with as part of its evaluation, negotiation or consummation of the transactions contemplated hereby without obtaining the prior written consent of EXCO; provided, however, that the term “solicit for employment” shall not include general solicitations of employment not specifically directed towards employees of EXCO or its Affiliates.

6.7 Reorganization Matters. Prior to Closing, (a) Vaughan shall transfer the General Partner Interests to GP Holding pursuant to an assignment in a form substantially similar to the Assignment, except as otherwise agreed to by the Parties, and (b) thereafter, Vaughan shall transfer the GP Holding Equity Interests to EOC pursuant to an assignment in a form substantially similar to the Assignment.

6.8 Contributed Company Debt. Prior to Closing, EXCO shall cause it and its Affiliates (other than the Contributed Companies) to capitalize all indebtedness for borrowed money between each of them and each Contributed Company so that as of Closing, the Contributed Companies shall have no indebtedness for borrowed money to EXCO or any such Affiliate.

6.9 Assignment of Downstream Transportation Contract Interests. Following the Closing, the Parties agree to cause Talco and their respective affiliates, EPC and BG Energy Merchants, as applicable, to comply with the terms of Exhibit D hereto with respect to the downstream transportation contracts described therein.

6.10 Negotiation of Gathering Agreement. Each of EXCO and BG shall use its reasonable efforts to complete negotiation of the form of the gathering agreements to be attached to the LLC Agreement as Exhibits H and J.

ARTICLE 7

BG’S CONDITIONS TO CLOSING

The obligations of BG to consummate the transactions provided for herein are subject, at the option of BG, to the fulfillment on or prior to the Closing of each of the following conditions:

7.1 Representations. The representations and warranties of EXCO set forth in Article 4 shall be true and correct in all material respects (other than those representations and warranties of EXCO that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

7.2 Performance. EXCO shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by EXCO is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No material suit, action, or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Environmental Defects. The sum of all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(b)(i) and all Closing Cash Contribution adjustments determined pursuant to Section 12.1(b)(iii), shall be less than $24,900,000.

7.5 HSR Act. Any waiting period applicable to the consummation of the transaction contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

7.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed on Schedule 4.4 for the consummation of the transactions contemplated by this Agreement shall have been granted and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by EXCO.

7.7 Purchase and Sale Agreement. Closing shall be simultaneously occurring under the Purchase and Sale Agreement.

7.8 Closing Deliverables. EXCO shall have delivered (or be ready, willing and able to deliver at Closing) to BG the documents and other items required to be delivered by EXCO under Section 9.3, including the documents required under Section 9.3(j).

7.9 No Material Event. No Material Event with respect to EXCO or its Affiliates shall have occurred and be continuing and no material default by EXCO or its Affiliates under any EXCO Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any EXCO Debt Instrument shall have occurred and be continuing.

7.10 No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

7.11 Gathering Agreements. The Parties shall have agreed in writing on the form of gathering agreements to be attached to the LLC Agreement as Exhibits H and J.

ARTICLE 8

EXCO’S CONDITIONS TO CLOSING

The obligations of EXCO to consummate the transactions provided for herein are subject, at the option of EXCO, to the fulfillment on or prior to the Closing of each of the following conditions:

8.1 Representations. The representations and warranties of BG set forth in Article 5 shall be true and correct in all material respects (other than those representations and warranties of BG that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. BG shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by BG is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action, or other proceeding instituted by a Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Environmental Defects. The sum of all Remediation Amounts for Environmental Defects determined pursuant to Section 12.1(b)(i) and all Closing Cash Contribution adjustments determined pursuant to Section 12.1(b)(iii), shall be less than $24,900,000.

8.5 HSR Act. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have lapsed or terminated (by early termination or otherwise).

8.6 Consent and Waivers. All consents and approvals, other than those under the HSR Act, required from Governmental Authorities (excluding Customary Post Closing Consents), and all consents and approvals required from other Persons listed on Schedule 4.4 for the consummation of the transactions contemplated by this Agreement shall have been granted, and all preferential purchase rights, rights of first opportunity and similar rights with respect to such transactions shall have been exercised, waived, expired without exercise or, in the case of a right of first opportunity or similar right, resulted in an offer which was properly rejected by EXCO.

8.7 Purchase and Sale Agreement. Closing shall be simultaneously occurring under the Purchase and Sale Agreement.

8.8 Closing Deliverables. BG shall have delivered (or be ready, willing and able to deliver at Closing) to EXCO the documents and other items required to be delivered by BG under Section 9.3.

8.9 No Material Event. No Material Event with respect to BG or BG Parent shall have occurred and be continuing and no material default by BG or BG Parent under any BG Debt Instrument (including any payment default or default under any debt to equity financial covenant or other financial ratio) or acceleration of debt under any BG Debt Instrument shall have occurred and be continuing.

8.10 Gathering Agreements. The Parties shall have agreed in writing on the form of gathering agreements to be attached to the LLC Agreement as Exhibits H and J.

ARTICLE 9

CLOSING

9.1 Date of Closing. Subject to the terms and conditions stated in this Agreement, the transactions described in Section 2.1 and conducted pursuant to this Agreement (the “Closing”) shall occur on August 14, 2009, or if all conditions to Closing in Articles 7 or 8 have not yet been satisfied or waived by that date, as soon thereafter as such conditions have been satisfied or waived, or such other date as BG and EXCO may agree upon in writing. The date of the Closing shall be the “Closing Date”.

9.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins LLP, Suite 3700, 2001 Ross Avenue, Dallas, Texas 75201 or such other location as BG and EXCO may agree upon in writing.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) EOC and the Company shall execute, acknowledge and deliver the Assignment, in substantially the form attached hereto as Exhibit B, in sufficient counterparts to facilitate recording in the applicable offices and jurisdictions, covering the Limited Partner Interests and the GP Holding Equity Interest;

(b) The Company shall issue to BG a 50% membership interest in the Company, as described in the limited liability company agreement described below, and EXCO, BG and the Company shall deliver the Limited Liability Company Agreement duly executed by an authorized officer of each of the Parties, dated as of the Closing;

(c) EXCO and BG shall execute and deliver an acknowledgement of the Preliminary Settlement Statement;

(d) BG shall deliver to the Company, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Closing Cash Contribution, less the amount of the Deposit, and BG and EXCO shall deliver instructions to the Escrow Agent authorizing the release of the Deposit to the Company pursuant to the terms of the Escrow Agreement (and such payment of the Deposit to the Company shall be treated as a contribution by BG to the Company for purposes of Section 4.5(e) of the Limited Liability Company Agreement);

(e) EXCO Resources, Inc. shall deliver an executed statement meeting the requirements of Treasury Regulation § 1.1445-2(b)(2);

(f) BG shall execute and deliver a certificate from an officer of BG certifying on behalf of BG that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled by BG;

(g) EXCO shall execute and deliver a certificate from an officer of EXCO certifying on behalf of EXCO that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled by EXCO;

(h) BG shall deliver a certificate duly executed by the secretary or any assistant secretary of BG, dated as of the Closing, (i) attaching, and certifying on behalf of BG as complete and correct, copies of (A) the certificate of formation and limited liability company agreement of BG, each as in effect as of the Closing, and (B) the resolutions of the members of BG authorizing the execution, delivery and performance by BG of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of BG the incumbency of each officer of BG executing this Agreement or any document delivered in connection with the Closing;

(i) EXCO shall deliver a certificate duly executed by the secretary or any assistant secretary of the general partner of EOC and an authorized officer of Vaughan, dated as of the Closing, (i) attaching, and certifying on behalf of such general partner and on behalf of Vaughan as complete and correct, copies of (A) the certificate of limited partnership and agreement of limited partnership of EOC and the certificate of incorporation and the bylaws of such general partner and the certificate of formation and limited liability company agreement of Vaughan, all as in effect as of the Closing, (B) the resolutions of the partners of EOC and the member of Vaughan authorizing the execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby and (C) the resolutions of the board of directors of such general partner authorizing the execution of this Agreement and such other documents on behalf of EOC and the consents of the member of Vaughan authorizing the execution of this Agreement and such other documents on behalf of Vaughan and (ii) certifying on behalf of such general partner of EOC and on behalf of Vaughan the incumbency of each officer of such general partner and Vaughan executing this Agreement or any document delivered in connection with the Closing;

(j) EXCO shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by EXCO or its Affiliates affecting the Contributed Interests and/or the Subject Assets or any other assets of the Contributed Companies and relating to the EXCO Debt Instruments;

(k) EOC, the Company and BG North America, LLC shall execute a guaranty agreement by BG North America, LLC to EOC and the Company for certain obligations under the LLC Agreement, in substantially the form attached hereto as
Exhibit E; and

(l) EXCO and BG shall execute and deliver any other Transaction Documents and other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth in Section 9.3 above, upon request, EXCO shall deliver to BG a copy of the existing Records.

ARTICLE 10

ACCESS / DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, (with respect to which consents EXCO shall use commercially reasonable efforts to obtain) EXCO shall afford to BG and its officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (“BG’s Representatives”) full access, during normal business hours, to the Subject Assets and all Records and other documents in EXCO’s or any of their respective Affiliates’ possession relating primarily to the Contributed Interests or Subject Assets. EXCO shall also make available to BG and BG’s Representatives, upon reasonable notice during normal business hours, EXCO’s personnel knowledgeable with respect to the Subject Assets in order that BG may make such diligence investigation as BG considers necessary or appropriate. All investigations and due diligence conducted by BG or any BG’s Representative shall be conducted at BG’s sole cost, risk and expense and any conclusions made from any examination done by BG or any BG’s Representative shall result from BG’s own independent review and judgment. BG shall coordinate its access rights and physical inspections of the Subject Assets with EXCO to reasonably minimize any inconvenience to or interruption of the conduct of business by EXCO. BG shall, and shall cause all BG’s Representatives to, abide by EXCO’s safety rules, regulations, and operating policies of which they are informed while conducting its due diligence evaluation of the Subject Assets including any environmental or other inspection or assessment of the Subject Assets.

(b) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Subject Assets, BG shall furnish EXCO with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted and a description of the approximate location and expected timing of such activities. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Subject Assets, EXCO may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by EXCO (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “BG’s Representative.” EXCO hereby approves ERM NA Holdings Corp., ERM Group Holdings Limited and any Affiliate thereof as an environmental consulting firm that may conduct such Invasive Activities and such environmental consulting firm is hereby deemed to be a “BG’s Representative.” EXCO shall have the right, at its option and expense, to split any samples collected from the Subject Assets with BG

(c) BG hereby defends, indemnifies and holds harmless each of EXCO Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violation of EXCO’s or its Affiliate’s rules, regulations or operating policies of which BG or the BG’s Representative associated with the Liabilities had been informed arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by BG or any BG’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF EXCO INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF EXCO INDEMNIFIED PARTIES.

(d) BG agrees to review the report prepared by Environmental Resource Management Southwest, Inc. with respect to certain of the Assets and to disclose to EXCO such portions thereof as BG deems reasonably appropriate to support any claims for Environmental Defects, or otherwise deems reasonably appropriate, and which BG does not believe in good faith need to remain privileged. Neither BG by its delivery of said documents nor EXCO by its receipt of said documents or otherwise shall be deemed to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Subject Assets or to the accuracy of said documents or the information contained therein.

(e) Upon completion of BG’s due diligence, BG shall at its sole cost and expense and without any cost or expense to EXCO or its Affiliates, (i) repair all physical damage done to the Subject Assets in connection with BG’s due diligence, (ii) restore the Subject Assets to the approximate same or better physical condition than it was prior to commencement of BG’s due diligence and (iii) remove all equipment, tools or other property brought onto the Subject Assets in connection with BG’s due diligence. Any disturbance to the Subject Assets (including the real property associated with such Subject Assets) resulting from BG’s due diligence will be promptly corrected by BG.

10.2 Confidentiality. BG acknowledges that, pursuant to its right of access to the Records or the Subject Assets, BG will become privy to confidential and other information of EXCO and that such confidential information shall be held confidential by BG and BG’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on BG, including the Confidentiality Agreement, shall terminate (except as to (a) any Subject Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, and (b) the Excluded Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CERTIFICATES OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(g), (I) EXCO MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) EXCO EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY CONTRIBUTED COMPANY, BG OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO A CONTRIBUTED COMPANY OR BG BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF EXCO OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT OR THE CERTIFICATES OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(g), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCO EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE SUBJECT ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE CONTRIBUTED COMPANIES OR THE SUBJECT ASSETS OR FUTURE REVENUES GENERATED BY THE SUBJECT ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SUBJECT ASSETS, (IV) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY EXCO OR THIRD PARTIES WITH RESPECT TO THE CONTRIBUTED COMPANIES OR THE SUBJECT ASSETS, (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO A CONTRIBUTED COMPANY, BG, OR THEIR AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (VI) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 OF THIS AGREEMENT OR THE CERTIFICATES OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(g), EXCO FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY SUBJECT ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE CONTRIBUTED COMPANIES SHALL BE DEEMED TO BE HOLDING THE SUBJECT ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BG HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BG DEEMS APPROPRIATE.

(c) OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 4.14 AND AS REPEATED IN THE CERTIFICATES OF EXCO TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 9.3(g), EXCO HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE SUBJECT ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A

REPRESENTATION OR WARRANTY, AND SUBJECT TO BG’S RIGHTS UNDER SECTION 12.1, THE CONTRIBUTED COMPANIES SHALL BE DEEMED TO BE HOLDING THE SUBJECT ASSETS IN AN “AS IS” AND “WHERE IS” CONDITION WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BG HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BG DEEMS APPROPRIATE.

(d) The Parties agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE 11

CASUALTIES; TRANSFER RESTRICTIONS

11.1 Intentionally Omitted.

11.2 Intentionally Omitted.

11.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Subject Assets, the Contributed Companies shall bear all risk of loss with respect to the depreciation of personal property due to ordinary wear and tear and neither BG nor any Contributed Company shall assert such matters as any casualty losses or Title Defects hereunder.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Subject Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, then BG shall not as a result be excused from Closing and EXCO shall elect by written notice to BG prior to Closing either (i) to cause the Subject Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at EXCO’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify BG and the Contributed Companies through a document to be delivered at Closing reasonably acceptable to EXCO and BG against any costs or expenses that BG and the Contributed Companies reasonably incur to repair or restore any Subject Assets affected by such casualty or taking. In each case, EXCO shall be entitled to all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Subject Asset or portion thereof after the date of this Agreement, but no taking of such Subject Asset or portion thereof occurs prior to the Closing Date, BG shall nevertheless be required to close and EXCO, at Closing, shall assign, transfer and set over to the Midstream Companies or subrogate the Midstream Companies to all of EXCO’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, to the extent (and only to the extent) attributable to the Subject Assets threatened to be taken, except that EXCO shall reserve and retain (and the Midstream Companies shall assign to EXCO) all rights, titles, interests and claims against Third Parties for the recovery of EXCO’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Subject Assets.

11.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to any preferential purchase right pertaining to a Subject Asset and the transactions contemplated hereby, EXCO, within 10 days after the date of this Agreement, shall send to the holder of each such right a notice, in material compliance with the contractual provisions applicable to such right requesting a waiver of such right. In addition, EXCO, within 10 days after the date of this Agreement, shall send to each holder of a right to consent to assignment pertaining to the Subject Assets and the transactions contemplated hereby a notice seeking such holder’s consent to the transaction contemplated hereby. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article 9. The consideration payable under this Agreement for any particular Subject Asset for purposes of preferential purchase right notices shall be the reasonably allocated value of such Subject Asset. EXCO shall use commercially reasonable efforts to cause such waivers of preferential purchase rights (or exercise thereof) and consents to assignment to be obtained and delivered prior to Closing, provided that EXCO shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required waivers and consents.

(b) If, prior to the Closing, any holder of a preferential purchase right notifies EXCO that it intends to consummate the purchase of the Subject Asset to which its preferential purchase right applies, then the Closing Cash Contribution shall be reduced by 50% of the reasonably allocated value of the relevant Subject Asset (and such Subject Asset shall no longer be considered subject to this Agreement for purposes of the other adjustments in Section 3,2). The Midstream Companies shall be entitled to all proceeds paid by a Person exercising a preferential purchase right prior to the Closing and, for the avoidance of doubt, shall be entitled to distribute all such proceeds to EOC immediately prior to Closing. If the Closing occurs and (i) any holder of a preferential purchase right has notified EXCO that it intends to consummate the purchase of the Subject Asset to which its preferential purchase right applies, but the consummation thereof has not occurred or (ii) the time for exercising a preferential purchase right has not then expired, then the Closing Cash Contribution shall not be reduced at Closing and, if the holder of the applicable preferential purchase right thereafter consummates the purchase of the Subject Asset covered by such right, then the Closing Cash Contribution shall be reduced in the final settlement pursuant to Section 3.5 or Section 3.6 by an amount equal to 50% of the reasonably allocated value of the relevant Subject Asset (and such Subject Asset shall no longer be considered subject to this Agreement for purposes of the other adjustments in Section 3,2), and the proceeds paid by the Person exercising the preferential purchase right shall be distributed to EOC.

(c) If (i) EXCO fails to obtain a required consent prior to the Closing and the failure to obtain such consent would cause (A) the rights of the applicable Midstream Company with respect to the Subject Asset affected thereby to be void or (B) the termination of a Right-of-Way under the express terms thereof or (ii) a consent requested by EXCO is denied in writing and in either case, (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or BG has waived in writing the requirement with respect to such consent under Section 7.6, then if permitted within the terms of such consent requirement, the applicable Midstream Company will transfer that portion of such Subject Asset to another Affiliate of EXCO, and the Closing Cash Contribution shall be reduced by 50% of the reasonably allocated value of that portion of such Subject Asset, and, if such Subject Asset is necessary for the operation of the Systems, the Parties shall negotiate in good faith a commercially reasonable basis on which the applicable Midstream Company may continue to use such Subject Asset. In the event that a required consent (with respect to a Subject Asset excluded pursuant to this Section 11.4(c)) that was not obtained prior to Closing is obtained following Closing then within 10 days after such consent is obtained, EXCO shall cause such Subject Interest to be conveyed to the applicable Midstream Company, BG shall contribute to the Company the amount by which the Closing Cash Contribution was reduced with respect to such Subject Asset or portion thereof and EXCO and BG shall cause the Company to make a special distribution to EXCO in an amount equal to BG’s contribution.

(d) If (i) EXCO fails to obtain a required consent prior to the Closing and the failure to obtain such consent would not cause (A) the rights of the applicable Midstream Company with respect to the Subject Asset affected thereby to be void or (B) the termination of a Right-of-Way under the express terms thereof, and (ii) the consent is not denied in writing and (iii) the consent is not a consent of a Governmental Authority or a material consent required from any other Person as a condition to Closing under Section 7.6, or BG has waived in writing the requirement with respect to such consent under Section 7.6, then the portion of the Subject Asset subject to such failed consent shall remain in the applicable Midstream Company as part of the Subject Assets and BG and the Contributed Companies shall have no claim against, and EXCO shall have no Liability for, the failure to obtain such consent; provided that if the affected Subject Asset subject to such requirement is a Right-of-Way, then BG may elect prior to Closing to treat the unsatisfied consent requirement affecting such Right-of-Way as a breach of Section 4.29.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 Environmental Defects.

(a) Assertions of Environmental Defects. BG must deliver claim notices to EXCO meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Defect Claim Date setting forth any matters which, in BG’s reasonable opinion, constitute Environmental Defects and which BG intends to assert as Environmental Defects pursuant to this Section 12.1. For all purposes of this Agreement but subject to BG’s remedy for a breach of EXCO’s representation contained in Section 4.14 and BG’s rights under Section 13.2, BG and the Contributed Companies shall be deemed to have waived any Environmental Defect which BG fails to assert as an Environmental Defect by an Environmental Defect Notice received by EXCO on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) that is affected by the alleged

Environmental Defect, (iii) supporting documents available to BG reasonably necessary for EXCO to verify the existence of the alleged Environmental Defect, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that BG asserts is attributable to such alleged Environmental Defect. BG’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by BG in calculating the Remediation Amount, including the standards that BG asserts must be met to comply with Environmental Laws. EXCO shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

(b) Remedies for Environmental Defects. In the event that any Environmental Defect timely asserted by BG in accordance with Section 12.1(a) is not waived in writing by BG or cured on or before Closing, then, subject to EXCO’s continuing right to dispute the existence of a Environmental Defect and/or the Remediation Amount asserted with respect thereto, the Parties shall mutually elect to:

(i) subject to the Individual Environmental Threshold and the Environmental Deductible, reduce the Closing Cash Contribution by the Remediation Amount;

(ii) to the extent attributable to the Subject Assets, have EXCO assume responsibility for the Remediation of such Environmental Defect and indemnify and hold harmless the BG Indemnified Parties and the Contributed Companies from and against all Liabilities associated with such Environmental Defect and Remediation in an indemnity in form and substance satisfactory to BG;

(iii) have the applicable Midstream Company assign the entirety of the Subject Asset that is subject to such Environmental Defect, together with all associated Subject Assets, to EXCO in which event the Closing Cash Contribution shall be reduced by an amount equal to the reasonably allocated value of the affected Subject Asset; or

(iv) to the extent attributable to the Subject Assets, have EXCO indemnify and hold harmless the BG Indemnified Parties and the Contributed Companies from and against all Liabilities associated with such Environmental Defect by an indemnity in form and substance reasonably satisfactory to BG.

In the event the Parties do not agree in writing by Closing on an election of alternative (i), (ii), (iii) or (iv) above with respect to any Environmental Defect, they shall be deemed to have elected alternative (i), provided that if the existence of the Environmental Defect or the Remediation Amount is disputed, no reduction shall be made in the Closing Cash Contribution pursuant to Section 3.2(b)(iii) at Closing and instead such adjustment, if any, shall be made as part of the final settlement pursuant to Section 3.6, or if not yet then resolved, thereafter. If the Parties elect the option set forth in clause (i) above, then the Midstream Companies shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to their interest in the underlying properties prior to the Closing) and all Liabilities (net to their interest in the underlying properties prior to the Closing) with respect thereto and the foregoing shall be deemed to constitute obligations of the Midstream Companies. If the Parties elect the option set forth in clause (ii) above, EXCO shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that EXCO elects to undertake. EXCO will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (B) upon receipt of a certificate from a licensed professional engineer reasonably acceptable to BG that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

(c) Exclusive Remedy. Subject BG’s remedy for a breach of EXCO’s representation contained in Section 4.14 and BG’s rights under Section 13.2, Section 12.1(b) shall be the exclusive right and remedy of BG and the Contributed Companies with respect to any Environmental Defect. No matter claimed as an Environmental Defect pursuant to this Article 12 may also be claimed as a breach of Section 4.14.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Closing Cash Contribution or other remedies provided by EXCO for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (“Individual Environmental Threshold”), and (ii) in no event shall there be any adjustments to the Closing Cash Contribution or other remedies provided by EXCO for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Remediation Amounts attributable to Subject Assets that are subject to Environmental Defects which EXCO assumes pursuant to Section 12.1(b)(ii), Environmental Defects with respect to which the Parties elect to have such assets assigned to EXCO pursuant to Section 12.1(b)(iii) and Environmental Defects for which EXCO indemnifies BG pursuant to Section 12.1(b)(iv) and any Environmental Defects cured by EXCO (B) exceeds the Environmental Deductible, after which point BG shall be entitled to adjustments to the Closing Cash Contribution only with respect to aggregate Remediation Amounts in excess of such Environmental Deductible. If EXCO and BG elect to have EXCO receive assignment of any Subject Assets related to any Environmental Defect pursuant to Section 12.1(b)(iii), the Closing Cash Contribution shall be reduced by the reasonably allocated value of such retained Subject Assets and the Remediation Amount for the Environmental Defect relating to such retained Subject Assets will not be counted towards the Environmental Deductible.

(e) Environmental Dispute Resolution. EXCO and BG shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If EXCO and BG are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters in the regional area in which the affected Subject Assets are located, as selected by mutual agreement of BG and EXCO within 15 days after the Closing Date, and absent such agreement, by the Dallas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American

Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award BG a greater Remediation Amount than the Remediation Amount claimed by BG in its applicable Environmental Defect Notice nor a lower Remediation Amount than the Remediation Amount proposed by EXCO in its response to such Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. EXCO and BG shall each bear its own legal fees and other costs of presenting its case. Each of EXCO and BG shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Closing Cash Contribution pursuant to Section 3.4 or Section 3.5 and the applicable Party would otherwise be entitled to an adjustment under the provisions of this Section 12.1, then within 10 days after the Environmental Arbitrator delivers written notice to BG and EXCO of his award with respect to a Remediation Amount, and subject to this Section 12.1, (i) BG shall pay to EXCO the amount, if any, so awarded by the Environmental Arbitrator to EXCO and (ii) EXCO shall pay to BG the amount, if any, so awarded by the Environmental Arbitrator to BG. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Closing Cash Contribution shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.5, Section 3.6 or this Section 12.1.

12.2 NORM, Wastes and Other Substances. BG acknowledges that the Subject Assets have been used for transportation of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Subject Assets or associated with the Subject Assets. Equipment and sites included in the Subject Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of materials and equipment as scale, or in other forms. The materials and equipment located on the Subject Assets or included in the Subject Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Subject Assets. This Section shall not limit BG’s remedies under the other terms of this Agreement.

ARTICLE 13

SURVIVAL, INDEMNIFICATION

13.1 Intentionally Omitted.

13.2 Indemnities of EXCO. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise in this Article 13, EXCO is responsible for, shall pay on a current basis, and hereby defends, indemnifies and holds harmless BG and its Affiliates, and all of its and their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “BG Indemnified Parties”) and the Contributed Companies from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by EXCO of its representations or warranties contained in Article 4;

(b) any breach by EXCO of its covenants and agreements under this Agreement other than under Article 14;

(c) (i) any act or omission by EXCO involving or relating to the Excluded Assets or any other assets excluded from the Subject Assets pursuant to the terms hereof or (ii) the actions, suits or proceedings, if any, set forth on Schedule 4.7;

(d) any claim for personal injury or death relating to the Subject Assets and occurring prior to the Closing Date to the extent arising out of or attributable to the period of Midstream Companies’ ownership of the Subject Assets prior to the Closing Date;

(e) the disposal or transportation of any Hazardous Substances from Subject Assets operated by a Midstream Company attributable to the period of the Midstream Company’s ownership of the Subject Assets to any location not on the Subject Assets in violation of any Environmental Law;

(f) any ERISA Liability, Income Tax Liability or Franchise Tax Liability;

(g) any working interest, royalty, overriding royalty, and other interest owner revenues or proceeds attributable to sales of Hydrocarbons purchased by the Midstream Companies, and rentals and other periodic payments under Rights-of-Way, in each case held in suspense by any Midstream Company as of Closing, or any interest accrued in escrow accounts for such suspended funds; and

(h) any Liability of the Contributed Companies for gross negligence or willful misconduct solely in connection with the operation prior to Closing of the Subject Assets.

13.3 Indemnities of BG. Effective as of the Closing, BG and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases EXCO and its Affiliates, and all of their respective equity holders, partners and members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, “EXCO Indemnified Parties”) and the Company from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by BG of its representations or warranties contained in Article 5; or

(b) any breach by BG of its covenants and agreements under this Agreement other than under Article 14;

but excepting (in each case) Liabilities against which EXCO is required to indemnify BG under Section 13.2 at the time that the Claim Notice is presented by the EXCO Indemnified Party to BG.

13.4 Limitation on Liability.

(a) EXCO shall not have any liability for any indemnification under this Agreement unless (i) the individual amount of any Liability for which a Claim Notice is delivered by BG to EXCO under this Article 13 and for which EXCO is liable exceeds $75,000, and (ii) the aggregate amount of all Liabilities for which EXCO is liable under this Agreement after the application of the provisions of clause (i) above exceeds $3,735,000 and then only to the extent such damages or costs exceed $3,735,000; provided that EXCO’s indemnities under Sections 13.2(c) through 13.2(g) and EXCO’s indemnities in Section 13.2(b) for breaches of Articles 2, 3, 9, 11, 12 and 15 and Sections 4.15(f) – (k), 6.7 and 6.8, shall not be limited by this Section 13.4(a). For purposes of determining whether there has been a breach of any of EXCO’s representations and warranties for which BG is entitled to indemnification under Section 13.2(a), any dollar or materiality qualifiers in EXCO’s representations or warranties (except for EXCO’s representations and warranties under Section 4.8(a)) shall be disregarded.

(b) Notwithstanding anything to the contrary contained in this Agreement, EXCO shall not be required to indemnify the BG Indemnified Parties or the Contributed Companies for aggregate Liabilities under Sections 13.2(a) and 13.2(b) in excess of $87,150,000, provided that, EXCO’s indemnitees in Section 13.2(b) for breaches of Articles 1, 3, 9 and 15 and Sections 6.7 and 6.8 shall not be limited by this Section 13.4(b).

(c) The amount of Liability for which an Indemnified Party is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liability (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

13.5 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BG AND EXCO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 10.1(c), 13.2 and 13.3 contains the Parties and the Contributed Companies’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article 4, Article 5 and Article 6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.3(f) or 9.3(g), as applicable. Except for (a) the remedies contained in this Article 13, (b) any other remedies available to the Parties and the Contributed Companies at Law or in equity for breaches of provisions of this Agreement other than Article 4, Article 5 and Article 6 and (c) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the consummation of the transactions contemplated hereby (other than the certificates delivered by the Parties pursuant to Sections 9.3(f) and 9.3(g)), from and after Closing, EXCO and BG, on its own behalf and on behalf of its Affiliates and on behalf of the Contributed Companies, each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ equity holders, partners, members, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the consummation of the transactions contemplated hereby. Except for the remedies contained in (i) Sections 10.1(c), 13.2 and 13.3, (ii) any other remedies available at Law or in equity for breaches of the provisions of this Agreement other than Article 4, Article 5 and Article 6 and (iii) the remedies available at Law or in equity in connection with any other document delivered by a Party in connection with the transactions contemplated hereby or the Assignment or the Limited Liability Company Agreement, but excluding the certificates delivered by the Parties pursuant to Sections 9.3(f) or 9.3(g), effective as of Closing, each Party, on its own behalf and on behalf of its Affiliates and on behalf of the Contributed Companies, hereby releases, remises and forever discharges the other Party and its Affiliates and all such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of the Subject Assets prior to the Closing, or the condition, quality, status or nature of the Subject Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by either Party or any of its Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Sections 10.1(c), 13.2 and 13.3 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article 13, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by a Party pursuant to this Article 13.

(b) To make claim for indemnification under Sections 10.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Sections 10.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to indemnify a Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Claim) or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Claim or admits its obligation to indemnify and bear all expenses associated with a Claim but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Claim and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim without the written consent of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation in writing and assumed the defense of a Claim, the Indemnified Party shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Survival.

(a) The representations and warranties of the Parties in Articles 4 and 5 (other than the representations and warranties in Sections 4.6, 4.15, 4.16, 4.18, 4.22, 4.23, 5.7, 5.8 and 5.9) and the covenants and agreements of the Parties in Sections 6.1, 6.2, 6.3 and 9.4 shall survive the Closing for a period of 18 months. The representations and warranties of EXCO in Sections 4.6, 4.15 and 4.18 shall survive the Closing for the applicable statute of limitations. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement (including, without limitation, Sections 4.16, 4.22, 4.23, 5.7, 5.8 and 5.9) shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. EXCO’s indemnities set forth in Section 13.2(d) shall survive the Closing for a period of 18 months. EXCO’s indemnities set forth in Sections 13.2(c), 13.2(e), 13.2(f), 13.2(g) and 13.2(h) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant the indemnities in Sections 13.2(a) through 13.2(h) or Sections 13.3(a) through 13.3(b) prior to the date of termination for such indemnity.

13.9 Non-Compensatory Damages. None of the BG Indemnified Parties or EXCO Indemnified Parties or Contributed Companies shall be entitled to recover from EXCO, BG or the Contributed Companies, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, BG, on behalf of each of the BG Indemnified Parties and the Contributed Companies, and EXCO, on behalf of each of EXCO Indemnified Parties and the Contributed Companies, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby. This Section shall not restrict any Party’s right to obtain specific performance or other equitable remedies by way of injunction pursuant to Section 14.2.

13.10 Exclusion of Certain Matters. Notwithstanding anything to the contrary elsewhere in this Agreement, (a) claims for Operating Expenses shall be exclusively handled pursuant to Sections 2.4 and 3.2 and shall not be subject to this Article 13, (b) claims for Environmental Defects asserted under Article 12 shall be handled exclusively under such Article and Article 3 and shall not be subject to this Article 13 and (c) claims with respect to the termination of this Agreement prior to Closing shall be handled exclusively under Section 3.1 and Article 14 and shall not be subject to this Article 13 (other than Section 13.9, which shall apply in all respects).

ARTICLE 14

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by EXCO or BG if the Closing shall not have occurred on or before September 14, 2009 (the “Termination Date”);

(b) by EXCO or BG upon mutual written consent; or

(c) by EXCO, if BG fails to deposit the Deposit with the Escrow Agent by the date required pursuant to Section 3.1.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 14.1(a) above if such Party or its Affiliates willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

14.2 Failure to Close and Remedies. Without prejudice to other rights and remedies that may be available to the non-breaching Party, the Parties agree that in the event Closing does not occur by the Termination Date as a result of the willful breach by a Party of any of its covenants or agreements hereunder in any material respect, the other Party shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance and other equitable remedies by way of injunction. Each Party agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

14.3 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Sections 1.1, 1.2, 3.1, 4.16 5.9, 6.6, 10.1(c) and 10.1(e), 10.2, 10.3, 13.9, this Section 14.3, 14.4 and Article 15 (other than Sections 15.2(b), 15.2(c), 15.3, 15.4, 15.7, 15.9, and 15.10), this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder; provided that if EXCO is entitled to retain the Deposit as liquidated damages pursuant to Section 3.1, then such retention shall constitute full and complete satisfaction of any and all remedies and damages EXCO may have against BG under this Agreement for claims and actions arising at or prior to termination of this Agreement, except for EXCO’s remedies under Sections 5.9, 6.6, 10.1(c) and 10.1(e), 10.2 and 14.4; and provided further that, except as stated above, in the case of willful breach by either Party, the other Party shall be entitled to all remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

14.4 Return of Documentation and Confidentiality. Upon termination of this Agreement, BG shall destroy or return to EXCO all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by EXCO to BG or prepared by or on behalf of BG in connection with its due diligence investigation of the Subject Assets and an officer of BG shall certify as to the return or destruction of such material to EXCO in writing, provided that BG shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

ARTICLE 15

MISCELLANEOUS

15.1 Exhibits, Schedules and Appendices. All of the Exhibits, Schedules and Appendices referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel have received a complete set of Exhibits, Schedules and Appendices prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by BG or EXCO in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Contributed Interests to the Company shall be borne by the Company. EXCO shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. The Company shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. EXCO shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Subject Assets for (i) any taxable period ending prior to the Effective Time and (ii) any Straddle Period in an amount equal to the Asset Taxes imposed for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the Effective Time and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes with respect to the ownership or operation of the Subject Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to EXCO) shall be allocated to and borne by the Company. To the extent the actual amount of Asset Taxes is not determinable at Closing, the Company and EXCO shall utilize the most recent information available in estimating the amount of Asset Taxes for purposes of Sections 3.2(a)(iii) and 3.2(b)(iv). Upon determination of the actual amount of Asset Taxes, EXCO shall pay to the Company to the extent not taken into account in the Final Settlement Statement any additional amount necessary to equal EXCO’s share of the Asset Taxes. In the event the amount of Asset Taxes paid by EXCO or included as a reduction to the Closing Cash Contribution pursuant to Section 3.2(b)(iv) at Closing exceeds EXCO’s share of Asset Taxes, the Company shall pay the amount of any such overage to EXCO.

(c) EXCO shall timely file any return with respect to Asset Taxes due on or before the Closing Date (a “Pre-Closing Asset Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to EXCO’s right of reimbursement for any Asset Taxes for which the Company is responsible under Section 15.2(b). Within thirty (30) days prior to filing, EXCO shall deliver to BG a draft of any such Pre-Closing Asset Tax Return for BG’s review and approval.

(d) EXCO shall assume responsibility for, and shall bear and pay, all Taxes (other than Asset Taxes) assessed with respect to the ownership and operation of the Subject Assets or ownership of the Contributed Companies for (i) any period ending prior to the Effective Time and (ii) any Straddle Period to the extent such Taxes relate to the period before the Effective Time, determined using an interim closing of the books method. All Taxes with respect to the ownership or operation of the Subject Assets or ownership of the Contributed Interests arising on or after the Effective Time (including all such Straddle Period Taxes not apportioned to EXCO) shall be allocated to and borne by the Company.

(e) EXCO shall timely file any return with respect to Taxes (other than Asset Taxes) due on or before the Closing Date and shall pay any Taxes shown due and owing on such Tax return, subject to EXCO’s right of reimbursement for any Taxes for which the Company is responsible under Section 15.2(a). Within thirty (30) days prior to filing, EXCO shall deliver to BG a draft of any such Tax return for BG’s review and approval. EXCO shall include income earned by the Contributed Companies through the day prior to the Closing Date on a combined Texas franchise tax report that includes EXCO and the Contributed Companies; and, the Company shall file a separate combined Texas franchise tax report including the income earned by the Contributed Companies for the period commencing on the Closing Date.

15.3 Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of the Company, in which EOC and BG will be treated as partners, (b) subject to clause (d) below, a contribution by EOC of all of the Contributed Interests to the Company in exchange for a 50% interest therein; (c) a contribution by BG of the Final Cash Amount to the Company in exchange for a 50% interest therein; and (d) a distribution by the Company to EOC of the Final Cash Amount (i) as a reimbursement of EOC’s preformation expenditures with respect to the Contributed Interests within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by EOC of the Contributed Interests to the Company to the extent Treasury Regulations Section 1.707-4(d) is inapplicable.

15.4 Allocation of Consideration for Tax Purposes. EXCO and BG agree that the portion of the Closing Cash Contribution, as adjusted, treated for federal tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Subject Assets for federal and state income tax purposes. The initial draft of such allocations shall be prepared in a manner consistent with the valuation of the Subject Assets by EXCO and shall be provided to BG concurrently with the delivery of the Final Settlement Statement. EXCO, BG and the Company shall then cooperate to prepare a final schedule of the Allocable Amount among the Subject Assets (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form will be timely filed separately by EXCO and BG (and/or the Company, as appropriate) with the Internal Revenue Service (or other applicable Governmental Authority). The portion of the Closing Cash Contribution, as adjusted, other than the Allocable Amount, shall be allocated among the various Subject Assets for purposes of Section 755 of the Code in a manner consistent with the Allocation Schedule, to the extent Section 755 of the Code is applicable (the “Section 755 Allocation”) Each Party agrees not to (and to cause the Company not to) take any position inconsistent with the allocations set forth in the Allocation Schedule or the Section 755 Allocation unless required by applicable Law or with the consent of the other Party.

15.5 Assignment. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties, provided that BG shall be entitled to assign its rights and delegate performance of its obligations to another direct or indirect wholly-owned Affiliate of BG’s ultimate parent company by written notice to EXCO at least 5 Business Days prior to Closing. No assignment hereunder by any Party shall relieve such Party or its guarantor, if any, of any obligations and responsibilities hereunder or under any related guaranty.

15.6 Preparation of Agreement. Both EXCO and BG and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.7 Publicity. Until after Closing, without reasonable prior notice to the other Party, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a national stock exchange on which the shares of such Party or any of its Affiliates are listed. In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party.

15.8 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to EXCO:

EXCO Operating Company, LP

Vaughan Holding Company, LLC

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Rick Hodges, Vice President of Land

Telephone: (214) 368-2084

Fax: (214) 706-3424

With a copy to:

EXCO Operating Company, LP

Vaughan Holding Company, LLC

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing, Vice President, General Counsel, and Secretary

Telephone: (214) 368-2084

Fax: (214) 706-3409

With a copy to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Attention: Robin S. Fredrickson

Telephone: (713) 758-2450

Fax: (713) 615-5850

If to BG:

BG US Gathering Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris, Asset General Manager

Telephone: (713) 599-4000

Fax: (713) 599-4002

With a copy to:

BG North America, LLC

5444 Westheimer, Suite 1775

Houston, Texas 77056

Attention: Chris Migura

Telephone: (713) 599-3826

Fax: (713) 403-3781

With a copy to:

Morgan, Lewis & Bockius LLP

1000 Louisiana, Suite 4200

Houston, Texas 77002

Attention: David F. Asmus

Telephone: (713) 890-5718

Fax: (713) 890-5001

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.8.

15.9 Further Cooperation. After the Closing, BG, EXCO and the Contributed Companies shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Contributed Interests as provided herein in the manner contemplated by this Agreement and to accomplish the transactions contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both EXCO and BG, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Prior to Closing, EXCO shall use its commercially reasonable efforts to obtain all consents burdening the Contributed Interests or Subject Assets that are required to permit the assignment of the Contributed Interests by EXCO as contemplated hereby and the consummation by EXCO of the transactions contemplated hereby; provided, however, EXCO shall not be required to incur any Liability or pay any money in order to be in compliance with the foregoing covenant.

15.10 Filings, Notices and Certain Governmental Approvals. Promptly after Closing the Parties shall cause the Contributed Companies to actively pursue all consents and approvals that may be reasonably required in connection with the assignment of the Contributed Interests as contemplated hereby and that shall not have been obtained prior to Closing, and shall take any and all action reasonably required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.11 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NONE OF THE PARTIES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.11.

15.12 Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.13 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.14 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of EXCO or BG, or their respective officers, employees, agents, or representatives, nor any failure by EXCO or BG to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of EXCO and BG under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.15 Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. SUBJECT TO SECTION 15.16, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

15.16 Arbitration.

(a) Except for matters that are subject to the dispute resolution procedures set forth in Sections 3.6 and 12.1(e) and the matters set forth in Section 6.6 and 10.2, any Dispute between the Parties shall be resolved through final and binding arbitration.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c) The arbitration shall be conducted by 3 arbitrators and conducted in Dallas, Texas. Within 30 days of either Party providing notice to the other Party of a Dispute, each of BG and EXCO shall appoint one arbitrator, and the 2 arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second party-appointed arbitrator. If either Party fails to appoint an arbitrator within the permitted time period or if the Party-appointed arbitrators fail to appoint the presiding arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the 5 year period preceding the arbitration, or have any financial interest in the Dispute.

(d) All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e) Notwithstanding the agreement to arbitrate Disputes in this Section 15.16, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 2.5 percentage points (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g) All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h) Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.8.

15.17 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.18 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

15.19 Joint and Several Liability. The representations, warranties and covenants made by (and the obligations of) EOC and Vaughan, as EXCO, in this Agreement are joint and several.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, EXCO and BG have executed this Agreement on the date first above written.

EXCO:

VAUGHAN HOLDING COMPANY, LLC

By:	/s/ DOUGLAS H. MILLER
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

EXCO OPERATING COMPANY, LP

By:	EXCO Partners OLP GP, LLC, its general partner

By:	/s/ DOUGLAS H. MILLER
Name:	Douglas H. Miller
Title:	Chairman and Chief Executive Officer

BG:

BG US GATHERING COMPANY, LLC

By:	/s/ MARTIN HOUSTON
Name:	Martin Houston
Title:	President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

S-1

APPENDIX I

Definitions

“AAA” shall have the meaning set forth in Section 15.16(b).

“AAA Rules” shall have the meaning set forth in Section 15.16(b).

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Adjusted Closing Cash Contribution” shall have the meaning set forth in Section 3.2.

“AFE” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting shares in a corporation, and in the case of any other type of entity, the right to exercise or determine the voting of more than 50% or more of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 15.4.

“Allocation Schedule” shall have the meaning set forth in Section 15.4.

“Applicable Contracts” shall mean all Contracts to which EXCO or one or more of its Affiliates, including the Contributed Companies, is a party or in which it otherwise holds an interest and (a) by which the Subject Assets or a Contributed Company are bound or (b) that primarily relate to the Subject Assets or a Contributed Company and, in each case, that will be binding on the Subject Assets or a Contributed Company after the Effective Time.

“Asset Taxes” shall mean ad valorem, sales or use, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon acquisition, operation or ownership of the Subject Assets but excluding, for the avoidance of doubt, income, capital gains or franchise taxes and sales or use taxes incurred or imposed with respect to the transactions described in this Agreement.

“Assignment” shall mean the Assignment in substantially the form attached to this Agreement as Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Party must make a payment hereunder, “Business Day” shall mean any day other than Saturday or Sunday on which banking institutions in Dallas, Texas and London, England are generally open for business.

APPENDIX I

“BG” shall have the meaning set forth in the first paragraph herein.

“BG Debt Instrument” shall mean (a) any agreement for borrowed money of BG or BG Parent and (b) any guarantee by BG or BG Parent of another Person’s payment obligations.

“BG Indemnified Parties” shall have the meaning set forth in Section 13.2.

“BG Parent” shall mean BG Energy Holdings Limited.

“BG Parent Guaranty” shall mean the Guaranty made by BG Parent in favor of EXCO dated as of the date hereof.

“BG’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Claim” shall have the meaning set forth in Section 13.7(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Cash Contribution” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between BG and EXCO Resources, Inc. dated December 9, 2008.

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement, excluding, however, any surface lease, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Subject Assets that constitute real or immovable property.

“Contributed Companies” shall mean the Midstream Companies, GP Holding, and the Company and “Contributed Company” shall mean any of such entities as the context requires.

“Contributed Interests” shall mean the meaning set forth in Section 2.1(a).

APPENDIX I

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities that are customarily obtained after the assignment of properties similar to the Contributed Interests or Subject Assets.

“Debt Instrument” shall have the meaning set forth in Section 4.8(a)(iv).

“Defect Claim Date” shall mean on or before 10:00 a.m. (Central Time) on the date of this Agreement.

“Defensible Title” shall mean good and defensible title of the Midstream Companies to the Subject Assets that is free and clear of all Encumbrances, excluding the Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.1(a).

“Dispute” shall mean any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“DOJ” shall mean the Department of Justice.

“East Texas/North Louisiana Area” shall have the meaning set forth in the Joint Development Agreement attached to the Purchase and Sale Agreement as Exhibit E.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2009.

“Employees” shall mean all employees of EXCO or any of its Affiliates employed (now or in the past), with respect to their period of employment (or their hiring or termination of employment) by EXCO or any such Affiliate.

“Employee Benefit Plans” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Encumbrance” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

APPENDIX I

“Environmental Condition” shall mean (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Subject Asset (or a Contributed Company) not to be in compliance with any Environmental Law or (b) the existence with respect to a Subject Asset, or any other asset of a Contributed Company, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by, related to a Subject Asset, or any other asset of a Contributed Company, for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” shall mean an Environmental Condition with respect to a Subject Asset that is not set forth in Schedule 4.14.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Deductible” shall mean $2,490,000.

“Environmental Laws” shall mean all applicable federal, state, and local laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, safety welfare and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“EOC” shall have the meaning set forth in the first paragraph herein.

“EPC” shall mean EXCO Production Company, LP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Liability” shall mean any Liability attributable to or arising out of (a) EXCO’s or its Affiliates’ employment relationship with the Employees prior to Closing, (b) EXCO’s or its Affiliates’ Employee Benefit Plans applicable to the Employees and (c) EXCO’s or its Affiliates’ responsibilities under ERISA respecting Employee Benefit Plans applicable to the Employees.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among BG, EXCO and the Escrow Agent.

“Excluded Assets” shall mean (a) all of EXCO’s corporate minute books and corporate financial records that relate to EXCO’s business generally (including the ownership and operation of the Contributed Interests and the Subject Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Subject Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of EXCO and any Contributed Company for Operating Expenses arising under or with respect to

APPENDIX I

any Contracts, that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds but excluding Imbalances) and claims and causes of action of EXCO and any Contributed Company, other than for Operating Expenses, arising under or with respect to any contracts, that are attributable to periods of time prior to the Effective Time, and which are asserted in by EXCO in writing to BG or the applicable Third Party on or before the EXCO Indemnity Cut-Off Date or which consist of tax claims or loss carryforwards; (d) all rights and interests of EXCO or its Affiliates (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date except to the extent that TGG or Talco is responsible for any associated liability therewith; (e) all of EXCO’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding, for the avoidance of doubt, software dedicated to the control and operation of the Systems); (f) all documents and instruments of EXCO or its Affiliates that may be protected by an attorney-client privilege with respect to any litigation set forth in Schedule 4.7; (g) all data and Contracts that cannot be disclosed to BG as a result of confidentiality arrangements under agreements with Third Parties (provided that EXCO uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction); (h) documents prepared or received by EXCO with respect to (A) lists of prospective purchasers for such transactions compiled by EXCO, (B) bids submitted by other prospective purchasers of, or investors in, the Contributed Interests or the Subject Assets, (C) analyses by EXCO of any bids submitted by any prospective purchaser or investor, (D) correspondence between or among EXCO, its respective representatives, and any prospective purchaser or investor other than BG and (E) correspondence between EXCO or any of its respective representatives with respect to any of the bids, the prospective purchasers or investors, or the transactions contemplated in this Agreement; (i) all Hedge Contracts and (j) the Reassigned Properties.

“EXCO” shall have the meaning set forth in the first paragraph herein.

“EXCO Debt Instruments” shall mean (a) the Amended and Restated Credit Agreement, dated March 30, 2007, among EOC, as borrower, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders signatories thereto, as amended by the First Amendment to Amended and Restated Credit Agreement dated February 20, 2008, the Second Amendment to Amended and Restated Credit Agreement dated July 14, 2008, the Third Amendment to Amended and Restated Credit Agreement dated December 1, 2008 and the Fourth Amendment to Amended and Restated Credit Agreement dated April 17, 2009, (b) the Senior Unsecured Term Credit Agreement, dated December 8, 2008, among EOC, as borrower, and certain of its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc., as sole bookrunner and lead arranger, and the lenders signatories thereto, (c) any other agreement for borrowed money, and (d) any guarantee by EXCO or any of its Affiliates of another Person’s payment obligations.

“EXCO Indemnified Parties” shall have the meaning set forth in Section 13.3.

APPENDIX I

“EXCO Indemnity Cut-Off Date” shall mean, with respect to each indemnity by EXCO contained in Section 13.2, the date on which such indemnity terminates pursuant to Section 13.8(b).

“Final Cash Amount” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Franchise Tax Liability” shall mean any tax imposed by a state on EXCO’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to EXCO’s or any of its Affiliates’ ownership of an interest in the Subject Assets for any period, or portion thereof, ending prior to the Effective Time.

“FTC” shall mean the Federal Trade Commission.

“General Partner Interests” shall mean all of the general partner interests in each of TGG and Talco.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GP Holding” shall have the meaning set forth in the Recitals.

“GP Holding Equity Interests” shall mean all of the limited liability company interests in GP Holding.

“Hazardous Substances” shall mean (any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which any Contributed Company is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

APPENDIX I

“Imbalance” shall mean (a) any imbalance at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to any of the Midstream Companies and the Hydrocarbons actually delivered on behalf of such Midstream Company at that point or (b) any imbalance at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to any shipper on the Systems and the Hydrocarbons actually delivered on behalf of such shipper to the Systems.

“Income Tax Liability” shall mean any Liability of EXCO or any of its Affiliates attributable to any federal, state, or local income tax measured by or imposed on the net income of EXCO or any of its Affiliates that was or is attributable to EXCO’s or any of its Affiliates’ ownership of an interest in or the operation of the Contributed Interests or the Subject Assets (in the case of the Contributed Companies, only for any period, or portion thereof, ending prior to the Closing Date).

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Invasive Activities” shall have the meaning set forth in Section 10.1(b).

“Knowledge” shall mean with respect to EXCO, the actual Knowledge of the following Persons: Douglas H. Miller, Stephen F. Smith, J. Douglas Ramsey, Ph.D., Harold L. Hickey, Richard L. Hodges, Paul Rudnicki, Michael R. Chambers, Sr., Joe D. Ford, John D. Jacobi, Steven L. Estes, James Alan Matysiak, Andrew Springer, Mark Wilson, William L. Boeing, Victor Davis and Mark Hutchison.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“Limited Liability Company Agreement” means the amended and restated limited liability company agreement for the Company which will be entered into by EOC and BG at Closing, a form of which is attached hereto as Exhibit C.

APPENDIX I

“Limited Partner Interests” shall mean all of the limited partner interests in each of the Midstream Companies.

“Material Adverse Effect” shall mean any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, use, operation or value of the Contributed Interests or the Subject Assets, taken as a whole; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the gathering and pipeline industry, in any area or areas where the Assets are located; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Sections 14.1(a), without cost to BG; and (h) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 6 hereof.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Material Event” shall mean (a) with respect to EXCO, that EXCO or any direct or indirect parent of EXCO and (b) with respect to BG, that BG or any direct or indirect parent of BG: (i) is dissolved (other than pursuant to an internal reorganization the ordinary course of business which does not result in a change in Control of such entity); (ii) becomes insolvent or is unable to pay its debts or fails to pay or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding up, official management pursuant to an applicable statutory remedy or liquidation (other than pursuant to an internal reorganization in the ordinary course of business which does not result in a change in Control of such entity); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of its assets; (vii) has a secured party take possession of all or a substantial portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or a substantial portion of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vii).

APPENDIX I

“Midstream Companies” shall have the meaning set forth in the Recitals.

“Minimum Consideration” shall have the meaning set forth in Section 3.9(a).

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall mean all operating expenses (including costs of insurance, Asset Taxes gas purchases for resale, drip fees and compression fees) and capital expenditures incurred in the ownership, operation and construction of the Subject Assets in the ordinary course of business, including inventories of or purchases of pipe, but excluding Liabilities attributable to (a) Liabilities for personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law), (b) obligations to abandon pipelines, dismantle or decommission facilities, close pits and restore the surface around such pipelines, facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Subject Assets, including those held in suspense, (f) obligations with respect to Hedge Contracts, and (g) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (a) through (f), whether such claims are made pursuant to contract or otherwise.

“Party” and “Parties” shall have the meaning given such terms in the first paragraph herein.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of the Rights-of-Way;

(b) preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(c) liens for taxes or assessments not yet due or delinquent;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment upon final intention to abandon or release the Subject Assets, or any of them;

(f) such Title Defects as BG may waive in writing or is deemed to have waived pursuant to the terms of this Agreement;

(g) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Subject Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such

APPENDIX I

right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Subject Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(h) rights of a common owner of any interest in any Right-of-Way currently held by TGG or Talco and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Subject Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, (in each case) that do not materially impair the use, ownership or operation of the Subject Assets (as currently owned and operated) or reduce the share of revenues or increase the share of costs with respect to the Subject Assets that must by borne by the Contributed Companies;

(j) zoning and planning ordinances and municipal regulations;

(k) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(l) liens created under Rights-of-Way and/or operating agreements or by operation of Law in respect of obligations that are not yet due;

(m) any encumbrance affecting the Subject Assets which is discharged by EXCO or its Affiliate at or prior to Closing;

(n) any Applicable Contracts set forth on Exhibit A-2 and all litigation referenced in Schedule 4.7; and

(o) any Applicable Contracts if the net cumulative effect of such burdens does not operate to reduce the share of revenues or increase the share of costs with respect to the Subject Assets that must by borne by the Contributed Companies (relative to any other Person entitled to such revenues or obligated to pay such costs). For the avoidance of doubt, payments for the procurement of goods or services shall not be deemed to “increase the share of costs” borne by the Contributed Companies for this purpose.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

APPENDIX I

“Personal Property” shall have the meaning set forth in Section 2.2(b).

“Pre-Closing Asset Tax Return” shall have the meaning set forth in Section 15.2(c).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Purchase and Sale Agreement” shall mean that certain Purchase and Sale Agreement of even date herewith among EOC, EPC and BG US Production Company, LLC.

“Reassigned Properties” shall mean those Subject Assets distributed by the Midstream Companies to EXCO prior to the Closing pursuant to Section 12.1(b)(iii).

“Records” shall have the meaning set forth in Section 2.2(g).

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, 50% of the present value as of the Closing Date of the cost (net to the Midstream Companies’ interest) of the most cost effective Remediation of such Environmental Condition that is reasonably available and all Liabilities (net to the Midstream Companies’ interest) associated therewith.

“Rights-of-Way” shall have the meaning set forth in Section 2.2(c).

“Section 755 Allocation” shall have the meaning set forth in Section 15.5.

“Straddle Period” shall mean any tax period beginning before and ending on or after the Effective Time.

“Subject Assets” shall have the meaning set forth in Section 2.2.

“Systems” shall have the meaning set forth in Section 2.2(a).

“Talco” shall have the meaning set forth in the Recitals.

“Taxes” means any and all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“Termination Date” shall have the meaning set forth in Section 14.1(a).

“TGG” shall have the meaning set forth in the Recitals.

APPENDIX I

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Defect” shall mean any lien, charge, Encumbrance, defect, or other matter that causes the Midstream Companies not to have Defensible Title in and to the Subject Assets; provided that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless BG provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Subject Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects arising out of lack of corporate or other entity authorization in the public records unless BG provides affirmative evidence that causes BG to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Subject Asset;

(d) defects based on a gap in Talco’s or TGG’s chain of title in the state’s records as to state Rights-of-Way, or in the county records as to other Rights-of-Way, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet;

(e) defects that have been cured by applicable Laws of limitations or prescription; and

(f) any Encumbrance or loss of title to which BG has consented in writing.

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

APPENDIX I